Exhibit 99.1

Contacts:

Stereotaxis, Inc. 314-678-6105 Jim Stolze, Chief Financial Officer jstolze@stereotaxis.com	Noonan Russo 212-845-4269 Brian Ritchie (investors) brian.ritchie@eurorscg.com

STEREOTAXIS REPORTS RECORD $13.6 MILLION IN ORDERS

DURING SECOND QUARTER

Management To Host A Conference Call Today At 5:00 PM Eastern Daylight Time

St. Louis, MO, August 9, 2006 – Stereotaxis, Inc. (NASDAQ: STXS) today announced the receipt of a record $13.6 million in new orders for its Niobe® advanced cardiology magnetic instrument control system during the quarter ended June 30, 2006. U.S. orders exceeded international orders for the first time in recent quarters.

Stereotaxis reported revenue of $3.8 million for the quarter ended June 30, 2006. This compares to revenue of $6.1 million for the quarter ended June 30, 2005. The Company recognized revenue from the sale of three of its Niobe® advanced cardiology magnetic instrument control systems in the second quarter of 2006 compared to six systems in the second quarter of 2005.

For the six months ended June 30, 2006, Stereotaxis reported revenue of $5.5 million versus $11.2 million during the comparable period of the prior year. During the first six months of 2006, the Company recognized revenue from the sale of four of its Niobe advanced cardiology magnetic instrument control systems compared to 11 over the first six months of 2005.

System revenue amounted to $2.9 million in the second quarter of 2006 compared to $5.5 million in the prior year quarter as a result of the decrease in number of systems recognized. Average selling prices improved approximately 12% compared to the prior year quarter. Disposables, service, license fee, and other income increased to approximately $1.0 million compared to $680,000 in the prior year quarter. Gross profit amounted to $1.6 million in the current quarter compared to $2.9 million in the prior year quarter. Gross margin for the quarter was approximately 43% compared to 48% for the prior year quarter. The Company’s current quarter gross margin was negatively impacted approximately six percentage points by an unusual warranty claim relating to the replacement of an early version of its system.

For the six months ended June 30, 2006, system revenue amounted to approximately $3.8 million compared to approximately $10.1 million for the prior year period. The reduction in revenue relates to the decrease in units recognized, and average selling prices increased moderately compared to the prior year. During the first six months of 2006, disposables, service, license fee, and other income increased to $1.7 million compared to $1.1 million for the comparable prior year period. For the six months ended June 30, 2006, gross profit amounted to $2.1 million compared to $5.6 million in the prior year period.

Stereotaxis’ second quarter operating expenses were approximately $15.5 million compared to $14.6 million in the prior year quarter. During the first six months of 2006, the Company incurred operating expenses of $30.6 million versus $24.7 million during the six months ended June 30, 2005. The 2005 operating expenses included a charge of $2.9 million for the royalty settlement relating to an in-licensed patent. The increase in quarterly and year to date spending relates primarily to additional research and development expenses devoted to system-associated enhancements, incremental sales and marketing headcount and related costs, and to the impact of additional stock compensation expense required under the newly implemented accounting standard.

Net loss for the second quarter ended June 30, 2006 was approximately $13.6 million compared to $11.3 million reported in the prior year quarter. Net loss for the 2005 quarter included the $2.9 million impact of the royalty claim settlement. Net loss per diluted share for the current quarter was $(0.41) compared to $(0.42) for the prior year quarter. Diluted earnings per share were calculated based on weighted average shares of 33.2 million and 27.3 million, respectively, for the two quarters.

For the six months ended June 30, 2006, net loss was approximately $28.2 million compared to approximately $18.7 million during the corresponding period of the prior year. The increase in net loss compared to the prior year relates to the $3.5 million reduction in gross profit related to the reduced number of system sales, as well as the increase in operating expenses between the two periods. The prior period year to date expenses included the $2.9 million impact of the royalty claim settlement. For the six months ended June 30, 2006, net loss per diluted share was $(0.88) compared to $(0.69) for the prior year period. Net loss per share was calculated based on 32.2 million and 27.2 million shares outstanding, respectively. The change in weighted average shares outstanding both for the three and six month periods relates primarily to the issuance of 5.5 million shares in the Company’s follow-on offering completed in February 2006.

After adjustment for two orders where installation dates were significantly delayed by construction and other issues and for second quarter systems revenue, at June 30, 2006, Stereotaxis had purchase orders and other commitments for its Niobe system of approximately $40 million. The Company does not include orders for disposables, service or other accessories in its backlog data. These purchase orders are subject to contingencies that are outside our control and may be revised, modified or cancelled.

“Our U.S. sales ramp and recovery from prior catheter approval delays is approaching the turning point that we had anticipated would occur in the second half of this year. Based on our solid order rate in the second quarter and to date and on our strong backlog of approximately $40M, we believe we have sufficient orders in hand to reiterate our revenue guidance for the year.,” said Bevil Hogg, President and Chief Executive Officer. “Importantly, our late stage pipeline activity in the U.S. and international markets continues to be robust and we believe we are already well-positioned for success in 2007.”

Stereotaxis ended the quarter with cash and investments of approximately $44.7 million compared to $10.7 million at year-end 2005. Total debt at June 30, 2006 amounted to $2.5 million, with approximately $9 million of funds available under a $10 million working capital line of credit.

The Company continues to expect total revenue for the year ended December 31, 2006 to be between $26 million and $30 million. To reiterate, Stereotaxis’ sales cycle, similar to other companies selling capital equipment to hospitals, is relatively long and can be subject to lumpiness from quarter to quarter, as hospital budget decisions and equipment installation schedules are often subject to last-minute delays. Prudence dictates that we should anticipate the occasional impact on our quarterly results of such unexpected delays.

The Company today also announced that it intends to file a universal shelf Registration Statement on Form S-3 and a resale Registration Statement on Form S-3 with the Securities and Exchange Commission. Stereotaxis anticipates that it will file such registration statements within the next 30 days. The Company has no immediate plans to raise capital under the universal shelf on Form S-3.

Once declared effective by the Securities and Exchange Commission, the universal shelf on Form S-3 will permit Stereotaxis to sell, in one or more public offerings, shares of its common stock, shares of preferred stock or convertible debt securities, or any combination of such securities, for proceeds in an aggregate amount of up to $75 million.

The resale shelf registration statement on Form S-3 will, once declared effective by the Securities and Exchange Commission, enable current warrant holders to sell shares of common stock of the Company issuable upon exercise of those warrants.  The warrants, which were previously issued by the Company in private placements, cover approximately 1,033,704 shares of Common Stock of  the Company. We will not receive any proceeds from the offer and sale from time to time by certain selling stockholders of our common stock, par value $0.001 per share, issuable upon the exercise of these warrants. However, we could receive up to approximately $8.2 million in proceeds from the exercise of the warrants prior to those sales, which proceeds would be used for general corporate purposes.

"Although Stereotaxis does not have any current plans to raise capital, we believe that the universal shelf  registration statement will provide a benefit to Stereotaxis and our shareholders by enabling us to take advantage of favorable market conditions in capital raising transactions," said Bevil Hogg, Stereotaxis' President and Chief Executive Officer.  Any draw-down under this registration statements will only be done with the advance approval of our Board of Directors."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

The Company will host a conference call today at 5:00 p.m. Eastern Daylight Time to discuss the results for the quarter. To participate in the conference call, please dial 877.427.0628 (Domestic) or 973.582.2844 (International) a few minutes before 5:00 p.m. ET. A replay of the conference call will be available from 7:00 p.m. ET on August 9, 2006 until 7:00 p.m. ET on November 9, 2006. The replay dial in number is 877.519.4471 (Domestic) or 973.341.3080 (International). The replay pin number is 7651062.

The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=34875

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Systems revenue	$2,860,101	$5,465,000	$3,842,698	$10,092,490
Disposables, service and accessories revenue	953,919	681,226	1,703,114	1,140,137
Total revenue	3,814,020	6,146,226	5,545,812	11,232,627
Cost of revenue	2,182,425	3,197,449	3,414,416	5,634,809
Gross margin	1,631,595	2,948,777	2,131,396	5,597,818
Operating expenses:
Research and development	5,539,759	3,885,746	11,669,627	7,693,348
General and administration	4,286,408	3,479,160	8,306,152	6,489,326
Sales and marketing	5,715,392	4,295,111	10,588,776	7,609,765
Royalty settlement	-	2,923,111	-	2,923,111
Total operating expenses	15,541,559	14,583,128	30,564,555	24,715,550
Operating loss	(13,909,964)	(11,634,351)	(28,433,159)	(19,117,732)
Interest income	629,839	357,601	1,110,832	565,976
Interest expense	(330,404)	(56,727)	(883,506)	(120,084)
Net loss	$(13,610,529)	$(11,333,477)	$(28,205,833)	$(18,671,840)

Net loss per common share:
Basic and diluted	$ (0.41)	$ (0.42)	$ (0.88)	$ (0.69)

Weighted average shares used in computing net loss per common share:
Basic and diluted	33,221,875	27,272,322	32,187,229	27,222,101

STEREOTAXIS, INC.
BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$31,142,137	$3,598,493
Short-term investments	13,574,666	7,137,094
Accounts receivable, net of allowance of $134,638 and $29,576 in 2006	7,226,838	5,897,072
and 2005
Current portion of long-term receivables	473,301	461,520
Inventories	11,666,666	9,404,792
Prepaid expenses and other current assets	2,686,861	5,128,852
Total current assets	66,770,469	31,627,823
Property and equipment, net	4,391,721	3,078,313
Intangible assets, net	1,611,111	1,677,778
Long-term receivables	-	146,520
Other assets	122,931	127,755
Total assets	$72,896,232	$36,658,189

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$1,000,000	$1,000,000
Accounts payable	4,031,913	4,866,156
Accrued liabilities	5,746,875	5,648,693
Deferred contract revenue	4,606,067	4,216,255
Total current liabilities	15,384,855	15,731,104

Long term debt, less current maturities	1,472,222	1,972,222
Long term deferred contract revenue	996,679	801,005
Other liabilities	24,219	28,016

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2006 and 2005; none outstanding at 2006 and 2005	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at 2006 and 2005; 33,951,036 and 27,835,611 issued at 2006 and 2005, respectively	33,991	27,836
Additional paid-in capital	241,658,977	179,286,612
Deferred Compensation	-	(2,569,760)
Treasury stock, 40,151 and 36,519 shares at 2006 and 2005, respectively	(205,999)	(162,546)
Notes receivable from sales of stock	-	(180,619)
Accumulated deficit	(186,436,902)	(158,231,069)
Accumulated other comprehensive gain/(loss)	(31,810)	(44,612)
Total stockholders' equity	55,018,257	18,125,842
Total liabilities and stockholders' equity	$72,896,232	$36,658,189